UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011 (May 24, 2011)

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, 7th Floor New York, New York		10003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 24, 2011, Vringo, Inc. (the “Company”) received notice from the NYSE Amex LLC (the “Exchange”) that, based on their review of the Company’s Forms 10-K and 10-Q for the periods ended December 31, 2010 and March 31, 2011, respectively, the Company is not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide. Specifically, the Exchange noted that the Company is not in compliance with Section 1003(a)(iv) of the Company Guide because the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or the Company’s financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain listing of the Company’s securities on the Exchange, the Company must submit a plan by June 23, 2011, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by September 30, 2011. The Company intends to submit such a plan by the June 23, 2011 deadline. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period, up to September 30, 2011, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan. If the Company fails to submit a plan acceptable to the Exchange or, if the plan is accepted but the Exchange determines that the Company is not making progress consistent with the plan or that the Company is not in compliance with all continued listing standards of the Company Guide by September 30, 2011, then the Company expects the Exchange will initiate delisting proceedings.

On May 31, 2011, the Company issued a press release announcing its receipt from the Exchange of notice of the Company’s failure to satisfy a continued listing standard. The full text of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release, dated May 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2011	VRINGO, INC.

	By:	/s/ Ellen Cohl
		Name:	Ellen Cohl
		Title:	Chief Financial Officer